April 10, 2000

Cytogen Corporation
600 College Road East  CN 5308
Princeton, NJ  08540-5308

Ladies and Gentlemen:

The undersigned has acted as counsel to Cytogen Corporation, a Delaware corporation (the "Company"), in connection with the preparation and filing by the Company of a registration statement on Form S-3 (the "Registration Statement") including a related prospectus filed with the Registration Statement (the "Prospectus"), covering the registration of up to 1,086,394 shares of the Common Stock, $.01 par value, of the Company (the "Shares") on behalf of certain selling stockholders.

In connection with this opinion, I have examined the Registration Statement and related Prospectus, the Company's Restated Certificate of Incorporation and Bylaws, as amended, and such other records, documents, certificates, memoranda and other instruments as I have deemed necessary as a basis for this opinion. I have assumed the genuineness and authenticity of all documents reviewed as originals, the conformity to originals of all documents reviewed as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, I am of the opinion that the Shares are validly issued, fully paid and nonassessable.

I consent to the reference to my name under the caption "Legal Matters" in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, I do not admit that I come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,


/s/ Donald F. Crane, Jr.
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Donald F. Crane, Jr.